EXHIBIT 107

CALCULATION OF FILING FEES TABLE

FORM S-1

(Form Type)

SOBR Safe, Inc.

(Exact Name of Registrant as Specified in Charter)

Title of Each Class of Securities to Be Registered	Fee Calculation Rate		Amount of Shares to Be Registered	Proposed Maximum Offering Price per Unit or per Share		Proposed Maximum Aggregate Offering Price	Fee Rate (per $1 Million)	Amount of Registration Fee
Non-Prefunded Units, each consisting of (1) one share of common stock, par value $0.00001 per share, and (2) one Non-Prefunded warrant, each to purchase one share of common stock.	457	(g)	1,925,677	$1.48		$2,850,001.96	$0.00011020	$314.07
Common stock, included as part of the Non-Prefunded Units	457	(g)	1,925,677	—	(1)	—	—	—
Non-Prefunded warrant included as part of the Non-Prefunded Units	457	(g)	1,925,677	—	(1)	—	—	—
Common stock issuable upon exercise of the Non-Prefunded Warrants included as part of the Non-Prefunded Units by the PIPE Selling Securityholders	457	(g)	1,925,677	$1.35	(1)	2,599,663.95	$0. 00011020	$286.48
Prefunded Units, each consisting of (1) one share of common stock, par value $0.00001 per share and (2) one Prefunded warrant, each to purchase one share of common stock	457	(g)	2,128,378	$1.479		$3,147,871.06	$0. 00011020	$346.90
Common stock, included as part of the Prefunded Units	457	(g)	2,128,378	—	(1)	—	—	—
Prefunded Warrants included as part of the Prefunded Units	457	(g)	2,128,378	—	(1)	—	—
Common stock issuable upon exercise of the Prefunded Warrants included as part of the Prefunded Units by the PIPE Selling Securityholders	457	(g)	2,128,378	$0.001	(2)	$2,128.38	$0. 00011020	$0.23
Armistice Warrants by the Armistice Selling	457	(g)	1,750,225	—	(1)	—	—	—
Common stock issuable upon exercise of the Armistice Warrants by the Armistice Selling Securityholders	457	(g)	1,750,225	$1.35	(2)	$2,362,804	$0. 00011020	$260.38
Fees Previously Paid			$0	$0		$0	$0	$0
Carry Forward Securities
None

Total Offering Amounts						$10,962,469.29		$1,208.06
Total Fees Previously Paid						$0		$1,208.06
Total Fees Offset						$0		$0
Net Fee Due						$10,962,469.29		$0

(1)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the conversion price of outstanding warrants, with each warrant exercisable for one share of common stock, subject to adjustment.
(2)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.